Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 3,132,063,136.15	0.0001531	$ 479,518.87
Fees Previously Paid
	Total Transaction Valuation:	$ 3,132,063,136.15
	Total Fees Due for Filing:			$ 479,518.87
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 479,518.87
Offering Note
[1]	In accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, the proposed maximum aggregate value of the transaction estimated solely for purposes of calculating the filing fee was calculated based on the sum of: (A) the product of (i) 295,576,772 (which is the estimated number of Sandstorm common shares that Royal Gold anticipates will be transferred to it at closing of the arrangement, based on 293,157,955 Sandstorm common shares outstanding as of August 11, 2025 and 2,418,817 Sandstorm restricted share rights outstanding as of August 11, 2025 that will be settled for Sandstorm common shares at closing), and (ii) $10.36, the average of the high and low trading prices of Sandstorm common shares as reported on the NYSE on August 11, 2025 (within five business days prior to the date of the proxy statement); and (B) the product of 14,042,750 (which is the number of Sandstorm stock options outstanding as of August 11, 2025, which stock options Royal Gold will assume at closing) and $10.36, minus the exercise prices of such Sandstorm stock options.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A